UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CAREER EDUCATION CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following materials were mailed to Career Education Corporation’s (“CEC”) stockholders by CEC, on behalf of CEC’s Board of Directors, on or about May 6, 2005.]

May 6, 2005

Dear Fellow Stockholder:

We cordially invite you to attend the 2005 Annual Meeting of Stockholders of Career Education Corporation (“CEC”) to be held at the Chicago Marriott Northwest, 4800 Columbine Boulevard, Hoffman Estates, Illinois on May 20, 2005 at 3:00 p.m., Central Standard Time. At the Annual Meeting, stockholders will vote to: (1) elect three nominees to our Board of Directors; (2) ratify the appointment of Ernst & Young LLP as our independent auditors; and (3) support or reject three stockholder proposals, if properly presented at the meeting.

Please fill out and return the enclosed BLUE PROXY CARD using the enclosed envelope.  In filling out the BLUE card, we ask that you please:

•   Vote FOR all three of CEC’s nominees to our Board of Directors;

•   Vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors; and

•   Grant your authority to vote AGAINST the proposals of one of our stockholders, R. Steven Bostic.

Our Board of Directors strongly recommends that you vote in favor of its nominees — Dennis H. Chookaszian, Robert E. Dowdell, and Patrick K. Pesch — to continue their service as directors of CEC.  Information about these nominees and their substantial qualifications is included on the reverse side of this letter.

Our Board of Directors has carefully considered each of Mr. Bostic’s proposals, and has determined that they are not in the best interests of all CEC stockholders.  Based on its evaluation, our Board does not believe that Mr. Bostic’s proposals would advance our desire to promote and adhere to good corporate governance practices and maximize value for all stockholders.  In fact, we believe that the cumulative effect of Mr. Bostic’s proposals would be to deprive our Board of its ability to effectively protect the interests of all CEC stockholders.

Under the leadership of our Board of Directors, CEC has continued to grow and achieve outstanding results. Our Board has effectively navigated CEC through its challenges and opportunities over time.  We believe that Mr. Bostic’s proposals would impair our Board’s ability to continue to do so as we move forward into 2005 and beyond.  We have included with this letter a brief summary of the many reasons why our Board of Directors has decided to oppose each of Mr. Bostic’s proposals.  By sending in the enclosed BLUE card, you are in effect granting your proxy to vote against Mr. Bostic’s proposals.

You may have already received proxy materials and a white proxy card from Mr. Bostic. Please submit the enclosed BLUE PROXY CARD — even if you previously mailed in a white proxy card, or any other proxy card.  The last proxy card you submit will represent your vote.

I appreciate your time and attention to these matters.  Thank you for your continued support.

Very truly yours,

JOHN M. LARSON
Chairman, President and Chief Executive Officer

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Each of our nominees for election to our Board of Directors is presently serving as one of our directors.  During their tenure as directors, our nominees have continuously represented our stockholders’ interests in developing and growing an extremely successful business.  Based on their substantial qualifications and track record of success, we recommend that you vote FOR the following nominees for election to our Board of Directors:

Dennis H. Chookaszian has been a Director of CEC since October 2002. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. From 1999 until 2001, Mr. Chookaszian served as Chairman and Chief Executive Officer of mPower, Inc.  Currently, Mr. Chookaszian is a director of Marshall & Swift, L.P., Sapient Corporation, Insweb Corporation and Chicago Mercantile Exchange Holdings, Inc. Mr. Chookaszian received certification as a public accountant in 1971.

Robert E. Dowdell has been CEC’s Lead Director since July 2004 and a Director of CEC since its inception in January 1994. From 1984 to 1988, Mr. Dowdell served as President of National Education Centers, Inc. From 1989 to present, Mr. Dowdell has served as Chief Executive Officer and as a director of Marshall & Swift, L.P. Mr. Dowdell is also the General Partner of RGD Partners, L.P.

Patrick K. Pesch has been a Director of CEC since 1995. Mr. Pesch has served as Chief Financial Officer and Treasurer of CEC since October 1999. In addition, Mr. Pesch served as Secretary of CEC from May 2000 until April 2005 and as Executive Vice President of CEC since May 2001. From October 1999 until May 2001, he served as Senior Vice President of CEC.  He also has served and serves as CEC’s Assistant Secretary.  From 1992 until joining CEC, Mr. Pesch served as a Senior Vice President of Heller Financial, Inc. and also as an officer of Heller Equity Capital Corporation. Mr. Pesch joined Heller Financial, Inc. in 1985 as head of the internal audit function. Previously, he was an audit manager with Arthur Young & Company. Mr. Pesch received a Bachelor of Science of Commerce degree from DePaul University and is a certified public accountant.

THE REASONS WHY CEC’S BOARD OF DIRECTORS

OPPOSES R. STEVEN BOSTIC’S PROPOSALS

One of our stockholders, R. Steven Bostic, has included three proposals in his proxy materials for stockholder consideration at CEC’s 2005 Annual Meeting.  Our Board of Directors has carefully evaluated Mr. Bostic’s proposals and determined that his proposals are not in the best interest of all CEC stockholders.  To the contrary, the Board believes that Mr. Bostic’s proposals, if adopted at this time, would be detrimental to stockholders.  CEC’s Board opposes Mr. Bostic’s proposals for the following reasons.

Classification of Our Board of Directors

Under a classified board structure, only one class of directors stands for election each year, and the directors in each class serve three-year terms.  Currently, five of the seven members of CEC’s Board are independent under the listing standards of The Nasdaq Stock Market. The election of CEC directors by classes further strengthens the independence of our Board by providing our independent directors with three-year terms.  At the same time, our Board’s classified structure ensures that approximately two-thirds of our Board will at all times have prior experience with, and knowledge of, our company.  These attributes are beneficial to CEC’s stockholders because our classified Board:

•                  provides stability, continuity and increased independent leadership

•                  can most effectively engage in long-term strategic planning, which maximizes stockholder value over the long run

•                  can most effectively evaluate proposals and transactions, negotiate on behalf of all stockholders, and weigh alternatives for maximizing stockholder value

•                  can safeguard CEC against third parties opportunistically taking control of our company without paying fair value to stockholders

Because declassification would eliminate each of these key governance attributes, we oppose Mr. Bostic’s proposal to declassify our Board.

Special Meetings of Our Stockholders

Under CEC’s Charter and By-Laws, special meetings may be called by a resolution approved by a majority of our Board of Directors.  This is a necessary and appropriate corporate governance provision for a public company of our size because it:

•                  enables the orderly conduct of CEC’s business

•                  affords CEC’s Board ample notice and opportunity to respond to proposals

•                  allows CEC directors, according to their fiduciary obligations, to determine when it is in the best interests of stockholders to convene a special meeting

Mr. Bostic’s proposal, which would enable a minority of stockholders to call an unlimited number of special meetings, could:

•                  significantly disrupt the conduct of CEC’s business

•                  impose substantial administrative and financial burdens on CEC

•                  compromise the ability of CEC’s Board and management team to effectively manage CEC’s business and affairs

Based on all of the foregoing considerations, our Board of Directors has decided to oppose Mr. Bostic’s proposal.

Our Stockholder Rights Plan

CEC’s Rights Plan is designed to protect stockholders against potential abuses during a takeover attempt, and to allow our Board to effectively evaluate and negotiate takeover proposals.  Hostile acquirers are interested in buying a company as cheaply as they can, and, in attempting to do so, may use coercive tactics such as partial and two-tiered tender offers, or creeping stock accumulation programs, which do not treat all stockholders fairly and equally.  Our Rights Plan is beneficial to our stockholders because it:

•                  protects stockholders against potential abuses during a takeover attempt

•                  enables our Board to evaluate takeover proposals in a rational manner

•                  provides our Board with enhanced negotiating leverage in a takeover situation

•                  enables our Board to determine whether, in the exercise of its fiduciary duties, the Board believes a proposed takeover offer adequately reflects the value of CEC and is in the best interest of all stockholders

In addition, our Board may eliminate or waive application of the Rights Plan when it determines that it is in the best interests of all stockholders to do so.  Based on the foregoing, our Board of Directors has determined that Mr. Bostic’s proposal would undermine its ability to ensure that stockholder interests are protected with no corresponding benefit.  Accordingly, our Board opposes Mr. Bostic’s proposal.

Our Board of Directors and management team firmly believe in strong corporate governance.  Please visit the Investor Relations section of our website at www.careered.com to review a wealth of information about our corporate governance programs, guidelines and codes of ethics.   If you have any questions, or wish to obtain a copy of CEC’s April 25, 2005 Proxy Statement, please contact MacKenzie Partners, Inc. toll-free at (800) 322-2885.

PROXY	PROXY

CAREER EDUCATION CORPORATION

Proxy Solicited on Behalf of the Board of Directors For The Annual Meeting of Stockholders - May 20, 2005

The undersigned appoints Thomas B. Lally and John M. Larson, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on May 20, 2005, or at any adjournment or postponement thereof. The undersigned hereby revokes ALL previous proxies given to vote at the Annual Meeting of Stockholders to be held on May 20, 2005, or at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal No. 1 and FOR Proposal No. 2.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

CAREER EDUCATION CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY (x)

1.	Election of Directors -	For	Withhold	For All
	NOMINEES:	All	All	Except
	01 Dennis H. Chookaszian 02 Robert E. Dowdell	( )	( )	( )
03 Patrick K. Pesch

(Except nominee(s) written above.)

2.	Ratification of Auditors for fiscal year 2005.	For	Against	Abstain
		( )	( )	( )

3.	In their discretion on all other matters that may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

	Dated:	, 2005

Signature(s)

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

. FOLD AND DETACH HERE .

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.